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Exhibit 11

                            MERRIMAC INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)


                                                     Number of Weeks Ended
                                                  ----------------------------
                                                  Thirteen        Thirty-nine
                                                  October 3        October 3
                                                    1998              1998
                                                    ----              ----


Numerator:
Net income available to common stockholders....    $ 247,803       $1,084,191
                                                   =========       ==========

Basic earnings per share
------------------------
Weighted average number of shares outstanding
for basic net income per share
Common stock....................................   1,782,675       1,758,769
                                                   =========       =========

Net income per common share - basic.............        $.14             $.62
                                                        ====             ====


Diluted earnings per share
--------------------------

Weighted average number of shares outstanding
for diluted net income per share
Common stock ....................................  1,782,675        1,758,769
Effect of dilutive securities - stock options (1)     23,322           72,307
                                                   ---------        ---------
Weighted average number of shares outstanding for
diluted net income per share.....................  1,805,997        1,831,076
                                                   =========        =========

Net income per common share - diluted............       $.14             $.59
                                                        ====             ====

(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.